Exhibit 22

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Greer Bancshares Incorporated and Subsidiary

Greer, South Carolina

We consent to the incorporation by reference in the registration statements (Nos. 333-128719, 333-128717, 333-128713 and 333-128712) on Form’s S-8 of our report dated March 19, 2013, with respect to the consolidated balance sheet as of December 31, 3012, and the related consolidated statements of income/(loss), comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2012, of Greer Bancshares Incorporated and Subsidiary (the “Company”), which report appears in the Company’s 2013 Annual Report on Form 10-K.

/s/ Dixon Hughes Goodman LLP

Atlanta, Georgia

March 18, 2014